Exhibit 10.1

May 8, 2017

Dr. Konstantinos Alataris

Dear Konstantinos:

This letter agreement (“Agreement”) will confirm the terms of your separation from employment with Zosano Pharma Corporation (the “Company”) and ZP Opco, Inc. (the “Parent”) (Zosano Pharma Corporation and ZP Opco, Inc. are collectively referred to as the “Companies”).

1. Separation of Employment. Your employment by and status as an officer of the Companies will terminate as a result of your voluntary resignation on May 8, 2017 (the “Separation Date”). You understand and acknowledge that, from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee, officer or agent of the Companies. On the Separation you will be paid your base salary earned but not yet paid through the Separation Date and the value of your accrued unused vacation time.

2. Severance Pay. Contingent on your execution and non-revocation of this Agreement, the Company will pay you severance consisting of continuation of your current base salary for a period of six (6) months, less required local, state, federal and other employment-related taxes and deductions (the “Severance Pay”). The Severance Pay will be paid to you pursuant to the Company’s normal payroll policies and practices commencing on the Company’s next regular pay day after the effective date of this Agreement set forth in Section 9(g) below (the “Effective Date”).

3. COBRA. Your participation in all Company benefit plans and programs will end on the Separation Date. You understand your legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after the Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical and dental insurance coverage. Provided that you execute and do not revoke this Agreement, should you elect COBRA continuation coverage, the Company will pay the cost of such coverage during the six-month period immediately following the Separation Date, so long as the Company sponsors a group health plan and you remain eligible for COBRA coverage. The COBRA payments described herein will be made by the Company directly to the Company’s third-party COBRA administrator.

4. STOCK OPTIONS. You hereby acknowledge and agree that the Parent granted you the options (the “Stock Options”) to purchase the number of shares of its common stock, par value $0.0001 per share (the “Common Stock”) listed in the table below on the dates and with the exercise prices listed in the table below. As of the Separation Date, you acknowledge and agree that you will be vested in the number of shares of Common Stock listed under the column entitled “Vested Shares” in the table below with respect to each Stock Option.

Date of Grant	Exercise Price	Shares of Common Stock underlying Stock Option	Vested Shares
December 15, 2015	$2.26	209,394	69,798
February 3, 2016	$2.34	200,000	62,500

If you sign this Agreement and return it as described herein, pursuant to the terms of the award agreements for the Stock Options, the Stock Options will remain exercisable with respect to the Vested Shares until the date that is three (3) months after the Separation Date and all unvested shares of Common Stock underlying the Stock Options listed above shall be forfeited.

5. Pay and Benefits Acknowledgement. You hereby acknowledge that you have been paid all wages and other compensation owed to you for all time worked for the Companies, as well as all of your accrued and unused vacation days, and that you thereby have been paid in full all compensation that was due to you in connection with your employment with the Company. You further acknowledge and understand that, except for the specific financial consideration and other benefits contained in this Agreement, you are not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.

6. Covenants by You. You acknowledge and agree to the following:

(a) You are obligated to return to the Company on the Separation Date, all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones and credit cards.

(b) You remain bound by, and will continue to abide by, Section 3 of the Amended and Restated Employment Agreement between you and the Companies dated February 3, 2016 (the “Employment Agreement”, the terms of which are incorporated by reference into this Agreement, in addition to any other obligations created by law requiring you to protect the Companies’ trade secrets, and confidential and proprietary documents and information. Notwithstanding the foregoing, the parties agree that the word “customer” is deleted from Section 3(c)(B) of the Employment Agreement.

(c) For three years after the date of this Agreement, you will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, the Companies or their its officers, directors, managers or employees. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Companies. You further agree not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Companies or their officers, directors, managers or employees.

(d) You understand that, if you breach any of these covenants, it shall constitute a material breach of this Agreement, and shall relieve the Companies of any further obligations to you under this Agreement. Furthermore, if you breach any of these covenants, you shall be required to reimburse the Company the amount of your Severance Pay and the cost of any other benefits provided to you by virtue of this Agreement, in addition to any other legal or equitable remedy available to the Company for such breach.

7. Covenants by the Company. The Company agrees that for three years following the date of this Agreement, its directors and officers will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, you.

8. Release of Claims.

(a) You hereby agree and acknowledge that by signing this Agreement and accepting the consideration discussed in Sections 2 and 3, you are waiving your right to assert any and all forms of legal Claims against the Companies1/ of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement. With the sole and limited exceptions set forth in paragraph (b) below, for purposes of this Section 8 the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints, and other form of action against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, including, without limitation:

(i) Claims under any California (or any other state) or federal discrimination or fair employment practices statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including but not limited to the California Fair Employment and Housing Act and the federal Age Discrimination in Employment Act;

(ii) Claims under any other California (or any other state) or federal employment-related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including but not limited to the California Labor Code;

(iii) Claims under any California (or any other state) or federal common law theory; and

(iv) any other Claims arising under other local, state or federal law.

(b) Notwithstanding anything to the contrary contained in this Agreement, this Section 8 does not release (i) any obligation expressly set forth in this Agreement; (ii) any claims arising solely after the execution of this Agreement; (iii) any claims or rights you may have to any vested benefits or rights under any employee benefit, welfare, retirement and/or pension plans (not including equity-related plans); (iv) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as

1/	For purposes of this Section, the term “Companies” include Zosano Pharma Corporation, ZP Opco, Inc. and any of their divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Zosano Pharma Corporation and ZP Opco, Inc.), parents, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

amended; (v) any rights and/or claims you may have under COBRA; (vi) claims for unemployment compensation; (vii) claims for reimbursement of approved business expenses incurred prior to the Separation Date; (viii) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by you in the course and scope of your employment with the Company; or (ix) any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company or its past, present and future trustees, officers, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable.

(c) You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the payments and benefits being provided to you under Sections 2, 3 and 7 of this Agreement.

(d) The Companies represent that they presently are unaware of any claims that they possess against you and that they have no present intention to assert any claims against you.

9. Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a) By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b) You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you will not be receiving any Severance Pay or COBRA payments described in Section 3.

(c) You understand that among other claims you are releasing in the Release of Claims are any claims against the Company alleging discrimination on the basis of age under the Age Discrimination in Employment Act.

(d) You acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

You expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect and in any jurisdiction with respect to the release set forth herein.

(e) You are hereby advised and encouraged to consult with legal counsel of your choosing for the purpose of reviewing the terms of this Agreement and acknowledge that you have had access to the advice of counsel at all times relevant to this Agreement.

(f) You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement. If you choose to accept this Agreement within that time, you are to sign and date below and return it to the Company, c/o Robb Anderson, Zosano Pharma, Inc., 34790 Ardentech Court, Fremont, CA 94555.

(g) Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven-day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to Mr. Anderson at the address noted above. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven-day period and sent by certified mail, return receipt requested, to the referenced address.

10. Limitations. Notwithstanding the foregoing, you understand the following:

(a) Nothing contained in this Agreement precludes you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency (“FEPA) or participating in an investigation by the EEOC or any FEPA, but you will not be entitled to any monetary or other relief from the EEOC or any FEPA on the basis of or in connection with such charge or investigation, or from any Court as a result of litigation brought on the basis of or in connection with such charge or investigation;

(b) Nothing in this Agreement prohibits, or is intended in any manner to prohibit, you from reporting a possible violation of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal or state law or regulation. You do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Nothing in this Agreement limits your ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity.

(c) Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

11. Entire Agreement. You understand and agree that this Agreement constitutes the full extent of the Company’s commitment to you. You further understand and agree that this Agreement supersedes any prior agreements between you and the Company, except to the extent other agreements are specifically referenced herein and incorporated into this Agreement. No changes to this Agreement will be valid unless reduced to writing and signed by you and the Company. Furthermore, you acknowledge and agree that the Severance Pay and other benefits provided in this Agreement are not otherwise due or owing to you under any Company employment agreement, policy or practice, and that the Severance Pay and other benefits are not intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto.

12. Assignment. This Agreement and the rights hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business assets (whether by merger or otherwise).

13. Choice of Law/Enforceability. This Agreement shall be deemed to have been made in the State of California, shall take effect as an instrument under seal within California, and shall be governed by and construed in accordance with the laws of California, without giving effect to its conflict of law principles.

14. General. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand its terms and effects, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

ZOSANO PHARMA CORPORATION

By:	/s/ John Walker
John Walker, Interim CEO

ZP OPCO, INC.

By:	/s/ John Walker
John Walker, Interim CEO

Confirmed and Agreed:

/s/ Konstantinos Alataris
Konstantinos Alataris

Dated: 05/08/2017